EXHIBIT 10.1

EMPLOYMENT AGREEMENT

    AGREEMENT made April 13, 2001 by and between JONES APPAREL GROUP, INC., a Pennsylvania corporation (the "Company"), and PETER BONEPARTH (the "Executive").

W I T N E S S E T H:

    WHEREAS, the Executive is a party to the Amended and Restated Employment Agreement dated June 7, 1999 with Norton McNaughton of Squire, Inc. (as amended or supplemented to date, the "Prior Employment Agreement"); and

    WHEREAS, Executive has agreed to continue to serve as the president and chief executive officer of McNaughton Apparel Group Inc. and its businesses (or their successors) after acquisition (the "Merger") by the Company (collectively, "MAG"); and

    WHEREAS, the Company wishes the Executive to continue his employment with MAG, and the Executive wishes to continue his employment with MAG on the terms and conditions hereinafter set forth.

    NOW, THEREFORE, it is agreed as follows:

    1.    Employment; Election to Board. (a) During the term of this Agreement, the Company shall employ the Executive as the President and Chief Executive Officer of MAG, and as the President and Chief Executive Officer of the MAG division of the Company, with such responsibilities and authority for the MAG business as Executive has heretofore had as the president and chief executive officer of MAG. During Executive's employment, the Company shall also elect Executive to the board of directors of each of MAG and MAG's subsidiaries. The Executive shall report directly to the President of the Company. During the Term of this Agreement, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote all of Executive's business time and attention to the business affairs of the Company, and to perform such responsibilities in a professional manner. Notwithstanding the foregoing, during the Term of this Agreement, it shall not be a violation of this Agreement for the Executive to (a) serve on civic or charitable boards or committees; (b) deliver lectures, fulfill speaking engagements or teach at educational institutions; (c) serve as a non-employee member of a board of directors of a business entity which is not competitive with the Company and as to which the Board of Directors of the Company has given its consent; and (d) attend to personal business, so long as such activities do not interfere with the performance of the Executive's responsibilities as a senior executive of the Company in accordance with this

Agreement.

    (b) Effective with the Effective Time (as defined in the Agreement and Plan of Merger dated as of April 13, 2001 (the "Merger Agreement") among the Company, MN Acquisition Corporation and MAG) (the "Effective Time"), Executive shall be elected to the Board of Directors of the Company (the "Board"), to serve in accordance with the By-Laws of the Company. Commencing with the Effective Time and ending on the third anniversary of the Effective Time (the "Initial Term") and provided that Executive then is employed by the Company, the Board (or if it then exists, the nominating committee of the Board) shall nominate Executive for election to the Board at each meeting of the stockholders of the Company at which directors are to be elected and shall recommend to such stockholders that they vote in favor of Executive's election to the Board.

    2.   Term. The Executive shall be employed for the period commencing as of the Effective Time and ending on the third anniversary of the Effective Time (the "Expiration Date"), as renewed in accordance with the following sentence (the "Term"). The Executive's employment will continue, and this Agreement will be automatically extended without limitation, for successive 12-month periods commencing on the first day immediately following the anniversary date of the Effective Time and ending on the next such anniversary date (a "Contract Year"), unless either party to this Agreement advises the other in writing, no later than the first anniversary of the Effective Time and no later than each anniversary of the Effective Time thereafter, that such party does not wish to extend (a "Non-extension Notice"). If this Agreement shall be so extended, the "Expiration Date" shall mean the then applicable extended "Expiration Date", and the "Term" shall mean the period commencing at the Effective Time and ending on the then applicable extended "Expiration Date".

For example, if the Effective Time is July 15, 2001, (i) if by July 15, 2002, neither party has given a Non-extension Notice to the other, the Term will be automatically extended through July 15, 2005, and (ii) if the Term is so extended through July 15, 2005, then if by July 15, 2003, neither party has given a Non-extension Notice to the other, the Term will be automatically extended through July 15, 2006.

    3.   Salary, Retirement Plans, Fringe Benefits and Allowances.

        (a)    Throughout the Term, the Executive shall receive a salary at the annual rate of not less than $1,000,000. The Executive's salary shall be payable at such regular times and intervals as MAG customarily pays its senior executives from time to time, but no less frequently than once a month.

        (b)    During the Term, the Executive shall be eligible to participate in all savings and retirement plans, practices, policies and programs to the extent applicable generally to other senior executives of the Company. In addition, during the Initial Term, the Company will continue to provide to Executive the life and disability insurance coverage which has been provided to Executive pursuant to the Prior Employment Agreement.

        (c)    During the Term, the Executive and/or the Executive's family, as the case may be, shall be eligible for participation in and shall receive all benefits under welfare, fringe and other benefit plans, practices, policies and programs provided by the Company (including, without limitation, medical, prescription drug, dental, disability, accidental death and travel accident insurance plans and programs) to the extent applicable generally to other senior executives of the Company.

        (d)    The Executive shall be entitled to an aggregate of four (4) weeks paid vacation during each calendar year of the Term. The Executive shall also be entitled to the benefits of the Company's policies relating to sick leave and holidays.

        (e)    The Executive shall have all expenses reasonably incurred by Executive on behalf of the Company reimbursed by the Company in accordance with the Company's standard policies and practices. The Executive shall be entitled to first class seating for air travel on Company business.

        (f)    The Company shall make available to the Executive all perquisites that are made available to senior executives of the Company. In addition, during the Initial Term, the Company will continue to provide to Executive such use of automobiles and reimbursement for related expenses as has been provided to Executive pursuant to the Prior Employment Agreement. Following the Initial Term, Executive shall be entitled to such automobile usage, allowance and/or expense reimbursement arrangements as are made available to senior executives of the Company.

    4.   Executive shall participate in the Company's Executive Annual Incentive Plan (the "Bonus Plan"), pursuant to which the Executive will be entitled to receive an annual bonus payment for each full calendar year of employment which ends prior to the Expiration Date and throughout which the Executive has been employed by the Company, and a partial annual bonus payment for the calendar year in which this Agreement expires, prorated for the portion of such year preceding expiration, conditioned upon the attainment of annual criteria and objectives established for participants in the Bonus Plan, provided that in no event shall such annual bonus be less than $1,000,000. For purposes of determining the annual bonus for 2001, Executive shall be deemed to have been employed by the Company commencing January 1, 2001.

    5.   Stock Options. (a) As of the Effective Time, the Stock Option Committee of the Board of Directors of the Company shall grant to the Executive an option to purchase 300,000 shares of the Company's common stock ("Common Shares") on the terms and conditions contained in the form of stock option agreement annexed hereto and consistent with the provisions of Section 5(b)(iii)-(iv) hereof.

        (b)    Subject to the absolute authority of the Stock Option Committee of the Board of Directors of the Company from time to time to grant (or not to grant) to eligible individuals options to purchase common stock of the Company ("Options"), it is the intention of the Company and the expectation of the Executive that while the Executive is employed hereunder, the Executive will receive Options annually (in addition to those described in Section 5(a) hereof), on the following terms and conditions (and any Options so granted shall be subject to the following terms and conditions, which shall govern any conflicts in the terms hereof with any terms and conditions in any stock option agreement):

            (i)    Target awards will be in an amount (plus or minus 25%) equal to 150% of Executive's salary;

            (ii)    For purposes of determining the number of shares subject to a given Option grant, the value of such Option shall be determined using the Black-Scholes valuation method, or another generally recognized valuation method which is being used uniformly by the Company for its senior executives;

            (iii)    The exercise price per share of the Options shall be the fair market value of the common stock on the date of grant, and the Options shall expire on the tenth anniversary of the date of grant; and

            (iv)    The Options shall vest ratably on the first three anniversaries of the date of grant; provided, however, that all Options (and all other options to purchase Common Shares then held by the Executive) which are not then vested shall become fully vested and immediately exercisable during the remaining original term of the option, upon the occurrence of any of the following events ("Acceleration Events"): Executive's Retirement, death, Disability, a Change in Control, and termination of Executive's employment by the Company without Cause or by the Executive for Good Reason; and

            (v)    The Options shall be granted on such other terms and conditions as are generally made applicable to Options granted to the other senior executives of the Company.

    6.   Termination of Employment.

        (a)   By the Company for Cause, or by the Executive without Good Reason. The Company may terminate the Executive's employment for Cause (as defined herein) before the Expiration Date. If the Executive's employment is terminated for Cause, or if Executive resigns during the Term without Good Reason (as defined below), the Company shall pay to the Executive any unpaid salary through the date of termination and any bonus earned in the prior year but not yet paid, as well as reimburse the Executive for any unpaid reimbursable expenses incurred on behalf of the Company, and thereafter the Company shall have no additional obligations to the Executive under this Agreement.

        (b)   Death or Disability; Retirement. (i) If the Executive's employment terminates before the Expiration Date because of Executive's death or Disability (as defined herein), the Company shall pay Executive or Executive's duly appointed personal representative, as the case may be, (i) any unpaid salary through the date of death or the Disability Termination Date (as defined herein) and any bonus earned in the prior year but not yet paid, as well as reimbursement of any unpaid reimbursable expenses incurred on behalf of the Company, (ii) an amount equal to Executive's monthly salary during each of the six (6) months following Executive's death or the Disability Termination Date, and (iii) the Target Bonus for the calendar year in which Executive dies or becomes Disabled, prorated for the portion of such year preceding Executive's death or the Disability Termination Date, which shall be paid not later than 120 days after the end of such year. Except as set forth in this Section 6(b), the Company shall have no additional obligations to the Executive under this Agreement in the event of Executive's termination of employment under this Section 6(b).

            (ii)    In addition to the foregoing and notwithstanding any other agreement between the Executive and the Company, all options to purchase the Company's common stock which were held by the Executive at the time of the Executive's Retirement, death or the Disability Termination Date, shall become fully exercisable and shall remain exercisable by the Executive or by the Executive's estate or her representative, as the case may be, during the remaining original term of the option in the case of the Executive's Retirement or Disability, or during the 3-year period following the date of the Executive's death.

        (c)   By the Company without Cause, or by the Executive for Good Reason. (i) The Company may terminate the Executive's employment before the Expiration Date without Cause, and the Executive may terminate Executive's employment before the Expiration Date for Good Reason, upon 30-days written notice to the other party. If the Executive's employment is so terminated by the Company without Cause, or by the Executive for Good Reason, as the case may be, the Company shall pay and provide to the Executive (i) any unpaid salary through the date of termination and any bonus earned in the prior year but not yet paid, as well as reimbursement of any unpaid reimbursable expenses incurred on behalf of the Company, (ii) the Target Bonus for the calendar year in which termination occurs, prorated for the portion of such year preceding termination (payable no later than the 30th day immediately following termination of employment), (iii) during each month of the Severance Period (as defined below), an amount equal to the sum of (x) Executive's monthly salary at the rate in effect immediately preceding termination and (y) one-twelfth of the Executive's Target Bonus for the calendar year in which termination occurs, (iv) throughout the Severance Period, continuation of Executive's participation (including the Company's contributions thereto) in all benefit plans and practices in which Executive was participating immediately preceding termination, and (v) reimbursement to the Executive for up to $10,000 of executive outplacement services. Except as set forth in this Subsection 6(c), the Company shall not have any additional obligations to the Executive under this Agreement in the event of Executive's termination of employment under this Subsection 6(c).

            (ii)    In addition to the foregoing and notwithstanding any other agreement between the

Executive and the Company, all options to purchase the Company's common stock which were held by the Executive at the time of the termination of the Executive's employment by the Company without Cause or by the Executive for Good Reason (whether or not following a Change of Control), shall become fully exercisable and shall remain exercisable for the same period following termination as would apply if the Executive's employment had not terminated.

        (d)    Change in Control. If, following a "Change in Control" (as defined herein) and prior to the Expiration Date, the Company terminates the Executive's employment without Cause, or the Executive terminates employment hereunder for Good Reason, the Company shall pay to the Executive, within 20 days following termination, (i) any unpaid salary through the date of termination and any bonus earned in the prior year but not yet paid, as well as reimbursement of any unpaid reimbursable expenses incurred on behalf of the Company, (ii) the Target Bonus for the calendar year in which termination occurs, prorated for the portion of such year preceding termination, (iii) a lump-sum payment equal to (x) 200% of Executive's yearly salary at the rate in effect immediately preceding termination multiplied by (y) the Severance Multiple (as defined herein), and (iv) a lump-sum equal to the Company's cost for health insurance, life insurance and retirement benefits for the Severance Period.

        (e)    As used herein:

            (i)    the term "Cause" shall mean (v) the Executive's commission of an act of fraud or dishonesty or a crime involving money or other property of the Company; (w) the Executive's conviction of a felony or a plea of guilty or nolo contendere to an indictment for a felony; (x) if, in carrying out Executive's duties hereunder, the Executive engages in conduct which constitutes willful misconduct or gross negligence; (y) the Executive's failure to carry out a lawful order of the Board of Directors of the Company or its Chief Executive Officer; or (z) a material breach by the Executive of this Agreement. Any act or failure to act on the part of the Executive which is based upon authority given pursuant to a resolution duly adopted by the Board of Directors of the Company or authorized in writing by the Chief Executive Officer of the Company, or based upon the advice of counsel for the Company, shall not constitute Cause as used herein. For purposes of this provision only, a breach shall be "material" if it is demonstrably injurious to the Company, its affiliates or any of its respective business units, financially or otherwise.

            Cause shall not exist unless and until the Company (i) has delivered to the Executive a written Notice of Termination that specifically identifies the events, actions, or non-actions, as applicable, that the Company believes constitute Cause hereunder, and, in the case of termination for Cause under clauses (x), (y) or (z) above, the Executive has been provided with an opportunity to cure the offending conduct (if curable) within 30 days after delivery of the written Notice of Termination, and has not so cured such conduct (if curable), and (ii) the Executive has been provided an opportunity to be heard (with counsel) by the Board within 30 days after delivery of the notice of Termination; provided, however, that in the case of termination for Cause under clauses (x), (y), and (z) above, the date of termination shall be no earlier than 35 days after delivery of the Notice of Termination.

            (ii)    the term "Good Reason" shall mean any one of the following:

                (1)    a material breach of the Company's obligations under this Agreement, which breach has not been cured within 20 business days after the Company's receipt of written notice from the Executive of such breach;

                (2) a reduction in the Executive's then annual base salary;

                (3) the relocation of the Executive's office to a location more than 30 miles from Executive's present office;

                (4) the failure to pay the Executive any undisputed portion of the Executive's compensation within 15 business days after the date of receipt of written notice that such compensation or payment is due;

                (5) the failure to continue in effect any compensation or benefit plan in which the Executive is participating, unless either (i) an equitable arrangement (embodied in an ongoing substitute or alternative plan) has been made with respect to such plan; or (ii) the failure to continue the Executive's participation therein (or in such substitute or alternative plan) does not discriminate against the Executive, both with respect to the amount of benefits provided and the level of the Executive's participation, relative to other similarly situated participants;

                (6) a reduction in the Executive's title and status as President and Chief Executive Officer of MAG, or as President and Chief Executive Officer of the MAG division of the Company, or any change in the Executive's status as reporting directly to the President of the Company (other than a change pursuant to which the Executive is reporting to either the Chief Executive Officer of the Company or to the Company's Board of Directors); or the assignment to the Executive of any duties materially inconsistent with the Executive's position (including, without limitation, status, office, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 1 of this Agreement, or any other action by the Company which results in a material diminution in such position, authority, duties or responsibilities, excluding for this purpose any action not taken in bad faith and which is remedied by the Company no later than thirty (30) days after written notice by the Executive; or

                (7) any purported termination by the Company of the Executive's employment otherwise than as expressly permitted in this Agreement.

            (iii)    the terms "Disabled" or "Disability" shall mean the Executive's physical or mental incapacity which renders the Executive incapable, even with a reasonable accommodation by the Company, of performing the essential functions of the duties required of Executive by this

Agreement for one hundred twenty (120) or more consecutive days; the term "Disability Termination Date" shall mean the date as of which the Executive's employment with the Company is terminated, either by the Executive or by the Company, following the suffering of a Disability by the Executive.

            (iv)    the term "Severance Period" shall mean the period commencing with the termination of the Executive's employment and ending with the Expiration Date, as renewed in accordance with Section 2 hereof.

            (v)    the term "Severance Multiple" shall mean 3 times.

            (vi)    A "Change in Control" shall have the same meaning as in the Company's 1999 Stock Incentive Plan, as in effect on the date hereof.

            (vii)    the term "Target Bonus" shall mean 75% of Executive's annual salary for any given year during the Term, but not less than $1,000,000.

            (viii)    the term "Retirement" shall mean voluntary retirement by the Executive after attaining age 55 with 10 years of service with the Company (including service with MAG prior to the Effective Time), or, if the Executive has not attained age 55 and/or has less than 10 years of service with the Company (including service with MAG prior to the Effective Time), the Company determines that circumstances exist that warrant the granting of Retirement status.

        (f)    The Executive shall have no obligation to seek other employment or otherwise mitigate the Company's obligations to make payments under this Section 6, and the Company's obligations shall not be reduced by the amount, if any, of other compensation or income earned or received by the Executive after the effective date of Executive's termination.

    7.    Effect of Section 280G of the Internal Revenue Code.

        (a)    Notwithstanding any other provision of this Agreement to the contrary, and except as provided in Section 7(b), to the extent that any payment or distribution of any type to or for the benefit of the Executive by the Company (or by any affiliate of the Company, any person or entity who acquires ownership or effective control of the Company or ownership of a substantial portion of the Company's assets (within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), and the regulations thereunder), or any affiliate of such person or entity, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise (the "Total Payments"), is or will be subject to the excise tax imposed under Section 4999 of the Code (the "Excise Tax"), then the Total Payments shall be reduced (but not below zero) if and to the extent that a reduction in the Total Payments would result in the Executive retaining a larger amount, on an after-tax basis (taking into account federal, state and local income taxes and the Excise Tax), than if the Executive received the entire amount of such Total Payments. Unless the Executive shall have given prior written notice specifying a different order to the Company to effectuate the foregoing, the Company shall reduce or eliminate the Total Payments, by first reducing or eliminating the portion of the Total Payments which are not payable in cash and then by reducing or eliminating cash payments, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time from the Determination (as defined herein). Any notice given by the Executive pursuant to the preceding sentence shall take precedence over the provisions of any other plan, arrangement or agreement governing the Executive's rights and entitlements to any benefits or compensation.

        (b)    The determination of whether the Total Payments shall be reduced as provided in this Section 7 and the amount of such reduction shall be made at the Company's expense by an accounting firm selected by the Company from among its independent auditors and the five (5) largest accounting firms (an "Eligible Accounting Firm") in the United States (the "Accounting Firm"). The Accounting Firm shall provide its determination (the "Determination"), together with detailed supporting calculations and documentation to the Company and the Executive within ten (10) days of the last day of Executive's employment. If the Accounting Firm determines that no Excise Tax is payable by the Executive with respect to the Total Payments, it shall furnish the Executive with an opinion reasonably acceptable to the Executive that no Excise Tax will be imposed with respect to any such payments and, absent manifest error, such Determination shall be binding, final and conclusive upon the Company and the Executive. If the Accounting Firm determines that an Excise Tax would be payable, the Executive shall have the right to accept the Determination of the Accounting Firm as to the extent of the reduction, if any, pursuant to this Section 7, or to have such Determination reviewed by another Eligible Accounting Firm selected by the Executive, at the expense of the Company, in which case the determination of such second accounting firm shall be binding, final and conclusive upon the Company and Executive.

    8.    Company Property. Any trade name or mark, program, discovery, process, design, invention or improvement which the Executive makes or develops, which relates, directly or indirectly, to the business of the Company or its affiliates, or Executive's employment by the Company, shall be considered as "made for hire" and shall belong to the Company and shall be promptly disclosed to the Company. During the Executive's employment and thereafter, the Executive shall, without additional compensation, execute and deliver to or as requested by the Company, any instruments of transfer and take such other action as the Company may reasonably request to carry out the provisions hereof, including filing, at the Company's sole expense, trademark, patent or copyright applications for any trade name or mark, invention or writing covered hereby and assigning such applications to the Company.

    9.    Confidential Information. The Executive shall not, either during the term of Executive's employment by the Company or thereafter, disclose to anyone or use (except, in each case, in the performance of Executive's responsibilities hereunder and in the regular course of the Company's business), any information acquired by the Executive in connection with or during the period of Executive's employment by the Company or MAG, with respect to any confidential, proprietary or secret aspect of the affairs of the Company or any of its affiliates, including but not limited to the requirements and terms of dealings with existing or potential licensors, licensees, designers, suppliers and customers and methods of doing business, all of which the Executive acknowledges are confidential and proprietary to the Company, and any of its affiliates, as the case may be.

    10.    Competition; Recruitment; Non-Disparagement.

        (a)    The Executive shall not, at any time during Executive's employment by the Company and during the Severance Period (provided that the Company is making the payments to Executive which may be required hereby during such Severance Period) (the "Non-Compete Period") and under the following circumstances, engage or become interested (as an owner, stockholder, partner, director, officer, employee, consultant or otherwise) in any business which then competes, directly or indirectly, with the business then conducted by the Company or any of its subsidiaries or affiliates. Notwithstanding the provisions of the previous sentence, if the Executive's employment is terminated by the Company for Cause prior to the end of the Initial Term, the restrictions imposed on Executive by such sentence shall remain in effect only for so long as the Company pays the Executive during each remaining month of the Initial Term, an amount equal to the sum of (x) Executive's monthly salary at the rate in effect immediately preceding termination and (y) one-twelfth of the Executive's Target Bonus for the calendar year in which termination occurs, and provides to Executive throughout the Initial Term, continuation of Executive's participation (including the Company's contributions thereto) in all benefit plans and practices in which Executive was participating immediately preceding termination. The ownership of less than 5% of the stock of a publicly owned company which competes with the Company, any of its subsidiaries or affiliates, in and of itself, shall not be considered a violation of the provisions of this Section 10.

        (b)    The Executive shall not, at any time during Executive's employment by the Company and thereafter until the second anniversary of the expiration of the Non-Compete Period, recruit, solicit for employment, hire or engage, or assist any person or entity in recruiting, soliciting for employment, hiring or engaging, any employee or consultant of the Company, any of its subsidiaries or affiliates, or any person who was an employee or consultant of the Company, any of its subsidiaries or affiliates within one year before the termination of the Executive's employment.

        (c)    For the longer of any period applicable under this Section 10 or a period of three years immediately following the date of termination, (i) the Company, and its respective affiliates and employees shall not disparage the Executive, and (ii) the Executive shall not disparage the Company, or its respective affiliates and employees.

        (d)    The Executive acknowledges that the provisions in Section 10(b) are necessary for the protection of the Company, and its subsidiaries and affiliates and are not unreasonable, because the Executive would be able to recruit and hire personnel other than employees of the

Company, and any of their subsidiaries and affiliates. The Executive further agrees that a breach of Section 8, 9 or 10 of this Agreement shall result in the immediate cessation of any payments pursuant to this Section 10 and Section 6 hereof, if applicable. The duration and the scope of these restrictions on the Executive's activities are divisible, so that if any provision of this Section 10 is held or deemed to be invalid, that provision shall be automatically modified to the extent necessary to make it valid.

    11.    Notices. Any notice or other communication to the Company or to the Executive under this Agreement shall be in writing and shall be considered given on the third business day following mailing by certified mail, return receipt requested, to such party at Executive's address on file with MAG, with a copy to Charles M. Modlin, Esq., Modlin Haftel & Nathan LLP, 777 Third Avenue, New York, New York 10017, or to the Company at 1411 Broadway, New York, New York 10018, Attention: General Counsel (or at such other address as such party may specify by written notice to the other party).

    12.    Successors; Binding Agreement.

        (a)    Company's Successors. No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company, except that such rights or obligations may be assigned or transferred pursuant to a merger or consolidation in which the Company is not the continuing entity, or the sale or liquidation of all or substantially all of the business or assets of the Company, provided that the assignee or transferee is the successor to all or substantially all of the business or assets of the Company and such assignee or transferee assumes all of the liabilities, obligations and duties of the Company, as contained in this Agreement, either contractually or as a matter of law. The Company will require any such successor to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business or assets as aforesaid, which executes and delivers the agreement provided for in this Section 12 or which otherwise becomes bound by all the terms and provisions of this Agreement or by operation of law.

        (b)    Executive's Successors. This Agreement shall not be assignable by the Executive. This Agreement and all rights of the Executive hereunder shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. Upon the Executive's death, all amounts to which Executive is entitled hereunder, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive's devisee, legatee, or other designee or, if there be no such designee, to the Executive's estate.

    13.    Indemnification. The Company shall indemnify Executive and hold the Executive harmless, to the maximum extent permitted by applicable law, from and against all claims, actions, suits, proceedings, loss, damage, liability, costs, charges and expenses, including reasonable attorneys' fees and costs arising in connection with the Executive's performance of Executive's duties hereunder or Executive's status as an employee, officer, director or agent of the Company or its affiliates, in accordance with the Company's indemnity policies for its senior executives.

    14.    Interest on Late Payments. "Undisputed Late Obligations" shall bear interest beginning on the Due Date until paid in full at an annual rate of one percent (1.0%) plus the prime rate as declared from time to time by The Chase Manhattan Bank. For purposes hereof, "Undisputed Late Obligations" shall mean any obligation which remains unpaid 5 days after written notice thereof is delivered to the other party in accordance with Section 11 (the "Due Date") for money under this Agreement owing from one party to another, which obligation (i) is not subject to any bona fide dispute or (ii) has been adjudicated by an arbitration panel or court of competent jurisdiction to be due and payable.

    15.    Arbitration. Except as otherwise provided herein, all controversies, claims or disputes arising out of or related to this Agreement shall be settled under the rules of the American Arbitration Association then in effect in the State of New York, as the sole and exclusive remedy of either party, and judgment upon such award rendered by the arbitrator(s) may be entered in any court of competent jurisdiction.

    16.    Attorneys' Fees. The Company shall reimburse the Executive (or the Executive shall reimburse the Company) for all reasonable costs, including without limitation reasonable attorneys' fees, of the Executive or the Company, as the case may be, in any dispute, arbitration or proceeding arising under this Agreement (collectively, a "Proceeding"), so long as the Executive or the Company, as the case may be, "prevails in substantial part" with respect to Executive's or the Company's claims or defenses in such Proceeding. For purposes hereof, the Executive shall be deemed to have "prevailed in substantial part" if (i) the Executive is the party originally demanding a Proceeding, and the arbitrator(s) shall have awarded the Executive at least 75% of the amount originally demanded by the Executive, or (ii) the Company is the party originally demanding a Proceeding, and the arbitrator(s) shall have denied the Company the relief originally requested. The Company shall be deemed to have "prevailed in substantial part" if the Executive is the party originally demanding a Proceeding and the arbitrator(s) shall have awarded the Executive less than 25% of the amount originally demanded by the Executive.

    17.    Restrictions on Disposition of Shares and Exercise of Options. Subject to the consummation of the Merger, the Company and the Executive each agree that from and after the Effective Time, Executive will not: (1) sell, exchange, assign, pledge, encumber, hypothecate, transfer, enter into any hedge (or similar transaction with the same economic effect as a sale or partial sale) in respect of or otherwise dispose of (a "Transfer") any shares of the Company's common stock ("Company Shares") (or interests therein) underlying the options to acquire Company Shares that Executive receives in the Merger ("Merger Options") or (2) Transfer any Company Shares (or interests therein) that Executive receives upon exercise of the Merger Options; provided, however, that Executive may Transfer (i) at any time following the six-month anniversary of the Effective Time, up to a number of Company Shares (or interests therein) equal to 25% of the number of Company Shares underlying the Merger Options at the Effective Time, (ii) at any time following the one-year anniversary of the Effective Time, up to an additional number of Company Shares (or interests therein) equal to 25% of the number of Company Shares underlying the Merger Options at the Effective Time, (iii) at any time following the two-year anniversary of the Effective Time, up to an additional number of Company Shares (or interests therein) equal to 25% of the number of Company Shares underlying the Merger Options at the Effective Time, and (iv) at any time following the three-year anniversary of the Effective Time, up to an additional number of Company Shares (or interests therein) equal to the remaining 25% of the number of Company Shares underlying the Merger Options at the Effective time; provided, further, however, notwithstanding the above, the Executive may Transfer any and all of the then remaining Company Shares (or interests therein) underlying the Merger Options at any time following the Executive's death, Disability or Retirement, or Change in Control or termination of Executive's employment either by the Company without Cause or by the Executive for Good Reason. Any Transfer in violation of the provisions of this Section 17 will be void. The stock options granted to Executive pursuant to Section 5(a) hereof shall not be deemed to be Merger Options.

    Except as specifically provided above with respect to restrictions on the Transfer of Company common stock (or interests therein), or as specifically provided in the Merger Agreement, the terms and conditions of the MAG stock options (that are converted into Merger Options in the Merger) will continue to apply and remain in full force and effect. Executive acknowledges that his agreement to the terms and conditions of this Section 17 is an inducement to and a condition of the Company's willingness to enter into the Merger Agreement.

    18.    Miscellaneous.

        (a)    Given that a breach of the provisions of this Agreement would injure the Company irreparably, the Company may, in addition to its other remedies, obtain an injunction or other comparable relief restraining any violation of this Agreement, and no bond, security or other undertaking shall be required of the Company in connection therewith.

        (b)    The provisions of this Agreement are separable, and if any provision of this Agreement is invalid or unenforceable, the remaining provisions shall continue in full force and effect.

        (c)    This Agreement constitutes the entire understanding and agreement between the parties, and upon the Effective Time supersedes the Prior Employment Agreement and all other existing agreements between MAG and Executive and between the parties, and cannot be amended, unless such amendment is in writing and signed by both parties to this Agreement.

        (d)    This Agreement shall be governed by and construed in accordance with the laws of the State of New York (other than its choice of laws rules), where it has been entered and where it is to be performed. The parties hereto consent to the exclusive jurisdiction of any federal or state court in the State of New York to resolve any dispute arising under this Agreement or otherwise.

        (e)    The headings in this Agreement are solely for convenience of reference and shall not affect its interpretation.

        (f)    The failure of either party to insist on strict adherence to any term of this Agreement on any occasion shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. For any waiver of a provision of this Agreement to be effective, it must be in writing and signed by the party against whom the waiver is claimed.

        (g)    The obligations of the Executive and the Company hereunder shall survive the termination of the term of this Agreement and the Executive's employment hereunder, to the extent necessary to give full effect to the provisions of this Agreement.

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed as of the date first above written.

JONES APPAREL GROUP, INC. By: /s/ Wesley R. Card Chief Financial Officer /s/ Peter Boneparth Executive